EXHIBIT 10.02

Description of Annual Incentive Bonus Plan for Fiscal 2012

On May 16, 2011, the Board approved the Company’s annual incentive bonus plan for fiscal 2012.  The plan provides its executive officers with the opportunity to earn cash bonuses based upon the achievement of pre-established performance goals.  Total bonus opportunities will be based on achievement of annual targets.  The plan provides for quarterly payouts based on achievement of quarterly targets, with 50% of the quarterly payouts (if any)  held back and subject to the fiscal year end reconciliation of annual payout achievement.  Performance goals under the plan will be: revenue growth, earnings per share, operating profit (as a percentage of sales), and return on invested capital targets at the Company level; and revenue growth, operating profit (as a percentage of sales), profit after interest (as a percentage of sales), inventory turnover and other business-specific business unit targets at the business unit level for certain executives.  The plan allows awards to provide for different metrics, target levels and weightings for different executives.

Under the annual incentive bonus plan, target award opportunities are set at various percentages of base salary, which will be: 150% of base salary in the case of the Chief Executive Officer; 125% of base salary in the case of the Chief Financial Officer; and between 70% and 90% of base salary in the cases of other officers.  Actual payout opportunities for each bonus component will range from a threshold of 50% of target to a maximum of 300% of target (200% in the cases of the CEO and CFO) based on achievement of the performance measures.  If the Company or business unit fails to achieve the threshold level for any performance measure, no payout is awarded for that measure.  For purposes of determining achievement of award opportunities, the incentive bonus plan uses adjusted, non-GAAP measures.